NUMBER

0

Incorporated under the laws of the State of Delaware

SHARES

ALOPEXX, INC.

TOTAL AUTHORIZED ISSUE

100,000,000 **Shares $0.0001 Par Value**

Common Stock

See Reverse for Certain Definitions

This is to certify that ______________________________ is the owner of

______________________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated ____________________

______________________ Secretary

______________________ President

CORPKIT, NEW YORK